EXHIBIT 2.1


              IN THE UNITED STATES BANKRUPTCY COURT
               FOR THE SOUTHERN DISTRICT OF TEXAS
                       GALVESTON DIVISION

IN RE:                          S
                                S
     MEDICINE MAN, INC.,        S  Case No. 00-80112-G3-11
     d/b/a MEDICINE MAN #1,     S
     MEDICINE MAN #2,           S
     MEDICINE MAN #4, and       S
     MEDICINE MAN #5            S
                                S
     DEBTOR.                    S  Chapter 11

             ORDER APPROVING DEBTOR'S SALE OF ASSETS
     PURSUANT TO 11 U.S.C. section 363 FREE AND CLEAR OF ALL
         LIENS, CLAIMS, ENCUMBRANCES AND OTHER INTERESTS
         -----------------------------------------------


     Came on to be considered on the 10th day of May, 2001

"Debtor's Motion to Approve Sale of Substantially All of Its

Assets Free and Clear of All Liens, Claims, Encumbrances and

Other Interests Pursuant to 11 U.S.C. section 363 and For

Expedited Consideration" ("Motion") filed herein by Medicine Man,

Inc. ("Debtor").  The Court

     FOUND AND DETERMINED THAT(1)

     A.        The statutory predicates for the relief sought in the

Motion are sections 363(b), (f), (m), (n) and 365 of the United

States Bankruptcy Code, 11 U.S.C. section 101-1330, as amended

(the "Bankruptcy Code"), and Fed. R. Bankr. P. 2002, 6004, 6006,

9014 and 9019.

     B.        As evidenced by the certificates of service previously

filed with the Court, and based on the representations of

Debtor's counsel at the hearing on the Motion, (i) proper,

timely, adequate and sufficient notice of the Motion has been provided in accordance with 11 U.S.C. section 102(1), 363 and 365 and Fed. R. Bankr. P. 2002, 6004, 9014 and 9019, (ii) such notice was

(1) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.

good and sufficient, and appropriate under the particular

circumstances, and (iii) no other or further notice of the Motion is or shall be required.

     C.        As demonstrated by the testimony and other evidence

proffered or adduced at the hearing, (i) Debtor has full

corporate power and authority to execute the letter agreement attached as Exhibit "A" to the Motion and a copy of which is attached hereto as Exhibit "A" and incorporated herein by

reference for all purposes ("Agreement") and all other documents contemplated thereby, (ii) the sale of the Assets (as defined in the Agreement) by the Debtor has been duly and validly authorized by all necessary corporate action of the Debtor, (iii) Debtor has all of the corporate power and authority necessary to consummate the transactions contemplated by the Agreement, (iv) Debtor has taken all corporate action necessary to authorize and approve the

Agreement and the consummation by Debtor of the transactions contemplated thereby, and (v) no consents or approvals, other than those expressly provided for in the Agreement, are required for the Debtor to consummate such transactions.

     D.        Approval of the Agreement and consummation of the

transaction contemplated by the Agreement at this time are in the best interests of the Debtor, its creditors, its estate, and other parties in interest.

     E.        Debtor has demonstrated both (i) good, sufficient, and

sound business purpose and justification and (ii) compelling circumstances for the sale of the Assets pursuant to 11 U.S.C.

section 363(b) ("Sale") pursuant to the terms of the Agreement prior to, and outside of, a plan of reorganization.

     F.        A reasonable opportunity to object or be heard with

respect to the Motion and the relief requested therein has been afforded to all interested persons and entities, including:  (i)

the Office of the United States Trustee; (ii) counsel for Park

Pharmacy Corporation, either
individually or through a wholly-owned subsidiary or affiliate

(the "Purchaser"); (iii) all entities known to have expressed an interest in a transaction with respect to the Assets during the past four months; (iv) all entities known to have asserted any

Interest in or upon the Assets; (v) all federal, state, and local regulatory or taxing authorities or recording officers which have a reasonably known interest in the relief requested by the

Motion; (vi) all parties to executory contracts or unexpired leases; (vii) the Internal Revenue Service; and (viii) the

official service list.

     G.        The Agreement was negotiated, proposed and entered into

by the Debtor and the Purchaser without collusion, in good faith,

and from arm's-length bargaining positions.  Neither Debtor nor the Purchaser have engaged in any conduct that would cause or permit the Agreement to be avoided under 11 U.S.C. section 363(n).

     H.        The Purchaser is a good faith purchaser under the

Uniform Commercial Code and 11 U.S.C. section 363(m) and, as such, is entitled to all of the protections afforded thereby.  The

Purchaser will be acting in good faith within the meaning of 11

U.S.C. section 363(m) in closing the transactions contemplated by the Agreement at all times after the entry of this Order.

     I.        The consideration to be provided by the Purchaser for

the Assets at the Closing Date (as defined in the Agreement)

pursuant to the Agreement (i) is fair and reasonable, (ii) is the highest and best offer for the Assets received by Debtor, (iii)

will provide a greater recovery for the Debtor's creditors than would be provided by any other practical available alternative,

and (iv) constitutes reasonably equivalent value and fair

consideration under the Bankruptcy Code and under the laws of the

United States, any state, territory, possession, or the District of Columbia.

     J.         The Sale and Agreement must be approved and

consummated promptly in order to preserve the viability of the

Debtor's business as a going concern.

     K.        The transfer of the Assets to the Purchaser will be a

legal, valid, and effective transfer of the Assets, and will vest the Purchaser with all right, title, and interest of Debtor and its bankruptcy estate to the Assets free and clear of all liens,

mortgages, security interests, claims, encumbrances, judgments and/or other interests (collectively referred to herein as

"Interests") including, but not limited to any Interests (a) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtor's or the Purchaser's interest in the Assets, or any similar rights and (b) relating to taxes arising under or out of,

in connection with, or in any way relating to the operation of

Debtor's business prior to the Closing Date, other than the

Assumed Liabilities (as defined in the Agreement).

     NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED

THAT:

                       General Provisions
                       ------------------

     1.        The Motion is hereby and in all things granted.

     2.        All objections to the Motion or the relief requested

therein, if any, that have not been withdrawn, waived, or

settled, and all reservations of rights included therein, hereby are overruled on the merits.

                    Approval of the Agreement
                    -------------------------

     3.        The Agreement, and all of the terms and conditions

thereof, is hereby approved.

     4.        Pursuant to 11 U.S.C. section 363(b), Debtor is

authorized and directed to consummate the Sale, pursuant to and in accordance with the terms and conditions of the Agreement.

     5.        Debtor is authorized and directed to execute and

deliver, and empowered to perform under, consummate and

implement, the Agreement, together with all additional

instruments and documents that may be reasonably necessary or desirable to implement the Agreement, and to take all further actions as may be reasonably requested by the Purchaser for the purpose of assigning, transferring, granting, conveying and

conferring to the Purchaser or reducing to possession, the

Assets, or as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by the Agreement.

                       Transfer of Assets
                       ------------------

     6.        Pursuant to 11 U.S.C. section  363(f), the Assets shall

be transferred to the Purchaser, and upon consummation of the

Agreement (the "Closing Date") shall be, free and clear of all

Interests of any kind or nature whatsoever, other than the

Assumed Liabilities, with all such Interests of any kind or

nature whatsoever (except such Interests being paid at the

Closing Date as provided in the Agreement) to attach to the net proceeds of the Sale (the "Proceeds") in the same order of their priority, with the same validity, force and effect which they now have as against the Assets, subject to any claims and defenses the Debtor may possess with respect thereto.

     7.        Except as expressly permitted or otherwise specifically

provided by the Agreement or this Order, all persons and

entities, including, but not limited to, all debt security

holders, equity security holders, governmental, tax, and

regulatory authorities, lenders, trade and other unsecured

creditors holding Interests of any kind or nature whatsoever against or in the Debtor or the Assets (whether legal or

equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtor,

the Assets, the operation of Debtor's business prior to the

Closing Date, or the transfer of the Assets to the Purchaser,

hereby are forever barred, estopped, and permanently enjoined from asserting against Purchaser, their successors or assigns,

their property, or the Assets, such person's or entities'

Interests, except the Assumed Liabilities.

     8.        The transfer of the Assets to the Purchaser pursuant to

the Agreement constitutes a legal, valid, and effective transfer of the Assets, and shall vest the Purchaser with all right,

title, and interest of Debtor and Debtor's bankruptcy estate in and to the Assets free and clear of all Interests of any kind or nature whatsoever; other than the Assumed Liabilities.

                      Additional Provisions
                      ---------------------


     9.        The consideration provided by the Purchaser for the

Assets under the Agreement (a) is fair and reasonable and (b)

shall be deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the

District of Columbia, and may not be avoided under section 363(n)

of the Bankruptcy Code.

     10.       On the Closing Date of the Sale, each of the Debtor's

creditors is authorized and directed to execute such documents and take all other actions as may be necessary to release its

Interests in the Assets, if any, as such Interests may have been recorded or may otherwise exist.

     11.       This Order (a) shall be effective as a determination

that, on the Closing Date, all Interests of any kind or nature whatsoever existing as to the Debtor or the Assets prior to the

Closing Date have been unconditionally released, discharged and terminated (other than the Assumed Liabilities) with such

Interests, if any, to attach to the Proceeds in the same order of their priority, with the same validity, force and effect which they now have against the Assets, provided, however, as provided herein, certain Interests will be paid on the Closing Date, and

(b) shall be binding upon and shall govern the actions of all entities including without limitation, all filing agents, filing officers, title agents, title companies,

recorders of mortgages, recorders of deeds, registrars of deeds,

administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or

otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Assets.

     12.       Each and every federal, state, and local governmental

agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreement.

     13.       If any person or entity, other than the holder of an

Assumed Liability, that has filed financing statements,

mortgages, mechanic's liens, lis pendens, or other documents or agreements evidencing Interests in the Debtor or the Assets shall not have delivered to the Debtor prior to the Closing Date, in proper form for filing and executed by appropriate parties,

termination statements, instruments of satisfaction, releases of all Interests which the person or entity has with respect to the

Debtor or the Assets or otherwise, then (a) the Debtor is hereby authorized and directed to execute and file such statements,

instruments, releases and other documents on behalf of the person or entity with respect to the Assets and (b) the Purchaser is hereby authorized to file, register, or otherwise record a

certified copy of this Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all Interests in the Assets of any kind or nature whatsoever, except the Assumed Liabilities.

     14.       All entities who are presently, or on the Closing Date

may be, in possession of some or all of the Assets are hereby directed to surrender possession of the Assets to the Purchaser on the Closing Date.  All entities who may come into possession of some or all of the

Assets subsequent to the Closing Date are hereby directed to forthwith surrender possession of the Assets to the Purchaser.

Upon the Closing Date, Purchaser is hereby granted immediate and unfettered access to all of the Assets.

     15.       The Purchaser shall have no liability or responsibility

for any liability or other obligation of the Debtor arising under or related to the Assets other than for the Assumed Liabilities.

Without limiting the generality of the foregoing, and except as otherwise specifically provided herein and in the Agreement, the

Purchaser shall not be liable for any claims against the Debtor or any of its predecessors or affiliates, and the Purchaser shall have no successor or vicarious liabilities of any kind or

character whether know or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, with respect to Debtor or any obligations of Debtor arising prior to the Closing Date, including, but not limited to, (a) liabilities on account of any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of Debtor's business prior to the Closing Date, (b) any

obligation under any lease, contract, agreement, commitment,

order, proposal, collective bargaining agreement, employment agreement, or other arrangement which may have been entered into by Debtor with any party any time on or prior to the Closing

Date, other than for the Assumed Liabilities, and/or (c) any obligation in respect of any wages, salaries, bonus, payroll taxes, pension or profit sharing contributions, or other fringe benefits which may have accrued to any of Debtor's employees for any period on or prior to the Closing Date.

     16.       Under no circumstances shall the Purchaser be deemed a

successor of or to the Debtor for any Interest against or in the

Debtor or the Assets of any kind or nature whatsoever.  The sale,

transfer, assignment and delivery of the Assets shall not be subject to any Interests, and Interests of any kind or nature whatsoever shall remain with, and continue to be obligations of, the Debtor (other than the Assumed Liabilities). All persons holding Interests against or in Debtor or the Assets of any kind or nature whatsoever shall be, and hereby are, forever barred,

estopped, and permanently enjoined from asserting, prosecuting,

or otherwise pursuing such Interests of any kind or nature

whatsoever against the Purchaser, its property, its successors and assigns, or the Assets with respect to any Interests of any kind or nature whatsoever such person or entity had, has, or may have against or in Debtor, its estate, officers, directors,

shareholders, or the Assets, except the Assumed Liabilities.

Following the Closing Date, no holder of an Interest in the

Debtor's Assets shall interfere with the Purchaser's title to or use and enjoyment of the Assets based on or related to such

Interest, or any actions that the Debtor may take in its Chapter

11 case.

     17.       In no event shall Purchaser be deemed as successor

employer for any purpose.  Any claim or interest of an employee of the Debtor arising on or prior to the Closing Date or as a result of such employee's termination in conjunction with the transfer of the Assets as provided herein, whether such employee is employed by Purchaser or not, shall be a claim or interest against the Debtor and its estate (if allowed by the Bankruptcy

Court) and not against Purchaser.

     18.       This Court retains jurisdiction to enforce and

implement the terms and provisions of the Agreement, all

amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction to compel delivery of the Assets to the Purchaser, resolve any disputes arising under or related to the Agreement, except as otherwise provided therein, interpret, implement, and enforce the provisions of this Order, and protect the Purchaser against (i)

any debts, claims, obligations or Interests not included as an

Assumed Liability or (ii) any Interests in the Debtor or the Assets, of any kind or nature whatsoever,

attaching the to the proceeds of the Sale.

     19.       Nothing contained in any plan confirmed in this case or

any order of this Court confirming such plan shall conflict with or derogate from the provisions of the Agreement or the terms of this Order and in the event of any such conflict or derogation,

the terms of the Agreement and this Order shall control.

     20.       The transfer of the Assets pursuant to the Sale shall

not subject the Purchaser to any liability with respect to the operation of Debtor's business prior to the Closing Date (other than with respect to the Assumed Liabilities) or by reason of such transfer under the laws of the United States, any state,

territory, or possession thereof, or the District of Columbia,

based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of equitable subordination or successor or transferee liability.

     21.       The transactions contemplated by the Agreement are

undertaken by the Purchaser in good faith, as that term is used in section 363(m) of the Bankruptcy Code and the Uniform

Commercial Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the

Sale and the Agreement shall not affect the validity of the Sale to the Purchaser, unless such authorization is duly stayed

pending such appeal.  The Purchaser is a purchaser in good faith of the Assets, and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.

     22.       The terms and provisions of the Agreement and this

Order shall be binding in all respects upon, and shall insure to the benefit of, the Debtor, its estate, and its creditors, the

Purchaser, and their respective affiliates, successors and

assigns, and any affected third parties including, but not

limited to, all persons asserting Interests in the Assets to be sold to the

Purchaser pursuant to the Agreement, notwithstanding any

subsequent appointment of any trustee(s) under any chapter of the

Bankruptcy Code, as to which trustee(s) such terms and provisions likewise shall be binding. This Order shall additionally remain binding and enforceable against Debtor, Purchaser and all

creditors and parties-in-interest herein in the event Debtor's bankruptcy case is hereinafter dismissed.

     23.       The failure specifically to include any particular

provisions of the Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Agreement be authorized and approved in its entirety.

     24.       The Agreement and any related agreements, documents or

other instruments may be modified, amended or supplemented by the parties, thereto, upon three (3) business days prior written notice to the adversely affected party(s) in a writing signed by both parties, and in accordance with the terms thereof, without further order of the Court, provided that any such modification,

amendment or supplement does not have a material adverse effect on the Debtor's estate.

     25.       As authorized in Fed. R. Bankr. P. 6004(g), this Order

shall be effective and enforceable immediately upon entry.  Time is of the essence in closing the transaction and Debtor and the

Purchaser intend to close the Sale as soon as possible.

Therefore, any party objecting to this Order must exercise due diligence in filing an appeal and pursuing a stay or risk their appeal being foreclosed as moot.

     26.       Pursuant to Schedule 2 of the Agreement, Debtor shall

file within fifteen (15) calendar days from the date of entry of this Order an appropriate motion pursuant to section 365 of the

Bankruptcy Code seeking Court authority (a) to assume the

executory contracts and unexpired leases designated by Purchaser to be assigned to Purchaser, and (b) to reject all remaining executory contracts and unexpired leases. Additionally, pursuant to Schedule 2 of the Agreement, in the event Purchaser elects to retain the collateral of consensual lien creditors listed on

Debtor's "Schedule D (Creditors Holding Secured Claim)" filed in its bankruptcy case on or about December 1, 2000, such

creditor(s) shall retain its liens and the underlying obligations owing by Debtor to such creditor(s) shall be assumed by Purchaser and paid as set forth in their respective loan documents and security agreements.

     27.       Debtor is authorized to execute all documents and take

all other actions needed to conclude the sale, including the exchange of mutual releases between Debtor and the MD Parties as described in the Motion.

     28.       Any creditor holding a valid lien on property to be

sold to Purchaser which has failed to file a Proof of Claim prior to the response date for the Motion is deemed to have waived any claim amount in excess of that listed in Debtor's bankruptcy schedules filed herein.

     29.       The provisions of this Order are nonseverable and

mutually dependent.

     SIGNED this 10th day of May, 2001.




                         /s/  Letitia Z. Clark
                         ----------------------------------------
                         LETITIA Z. CLARK
                         UNITED STATES BANKRUPTCY JUDGE

APPROVED AS TO
FORM AND CONTENT:



By:  /s/  Wayne Kitchens
  ---------------------------------
  Wayne Kitchens, Bar #11541110
  Steven D. Shurn, Bar #24013507
  HUGHES, WATTERS & ASKANASE, L.L.P.
  1415 Louisiana, 37th Floor
  Houston, Texas  77002
  (713)     759-0818
  (713) 759-6834 FAX
  ATTORNEYS FOR DEBTOR
  MEDICINE MAN, INC.



By:       /s/  Michael W. Bishop
  -------------------------------------
  Micheal W. Bishop, Esq., Bar # 02354860
  ARTER & HADDEN LLP
  1717 Main Street, Suite 4100
  Dallas, Texas  75201
  (214)     761-2100
  (215)     741-7139 FAX
  ATTORNEYS FOR PARK PHARMACY
  CORPORATION


By:       /s/  Theresa Mobley
  -------------------------------------
  Theresa Mobley, Esq., Bar #__________
  CAGE, HILL & NIEHAUS
  5851 San Felipe, Suite 950
  Houston, Texas 77057
  (713) 789-0500
  (713) 974-0344 FAX
  ATTORNEYS FOR MORRIS & DICKSON CO., LTD.
  and ALLEN-DICKSON, INC. d/b/a M-D OF BEAUMONT

                            April 30, 2001



Via Facsimile (713) 759-6834
-------------------------
Wayne Kitchens, Esq.
Hughes Watters & Askanase
1415 Louisiana Street
37th Floor
Houston, Texas  77002



          Re:  Acquisition of Assets of Medicine Man, Inc.
               -------------------------------------------

Dear Mr. Kitchens:

     This letter shall constitute a proposal by Park Pharmacy Corporation ("Park") for the acquisition of substantially all of the assets of Medicine Man, Inc. ("Debtor"), subject to the terms and conditions set forth herein. Park understands that Debtor is currently a debtor under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas, Galveston Division ("Bankruptcy Court") under Case No. 00-80112-G3-11 ("Bankruptcy Case"). The terms of the proposal are as follows:

     1. The Transaction. Park, either individually or through a wholly-owned subsidiary or other affiliate ("Purchaser"), will acquire substantially all of the assets of Debtor and its bankruptcy estate (the "Assets"), including those assets set forth on Schedule 1 hereto, free and clear of all liens, claims and encumbrances, other than those arising from any Assumed Liabilities (as defined in Section 2(b)).

     2. Proposed Consideration. The total consideration for the Assets would consist of the following:

          (a) the payment of an amount (the "Closing Payment") jointly to Morris & Dickson Co., Ltd. and Allen-Dickson, Inc. d/b/a M-D of Beaumont that, when aggregated with the Debtor MD Payment (as defined in Section 5 below), will equal $1.65 million and will result in the full and final satisfaction of any and all liens, claims and/or encumbrances of Morris & Dickson Co., Ltd. and Allen-Dickson, Inc. d/b/a M-D of Beaumont and all of its officers, directors, partners, subsidiaries and/or affiliates (collectively, the "MD Parties") against the Assets, Purchaser, Debtor and its bankruptcy estate on the first business day after any order by the Bankruptcy Court approving this proposal becomes final and non-appealable (the "Closing Date");

          (b) the assumption by Purchaser of the liabilities or obligations set forth on Schedule 2 hereto, to the extent not paid by Debtor or its bankruptcy estate at Closing or prior thereto (the "Assumed Liabilities"), and the payment of such Assumed Liabilities then due; and

          (c) the payment by Purchaser of (i) all professional fees and related expenses allowed by order of the Bankruptcy Court pursuant to section 330 of the Bankruptcy Code, (ii) all statutory fees of the United States Trustee and (iii) all allowed priority and pre-petition unsecured claims, to the extent (x) the aggregate of all such claims, fees and expenses set forth in this paragraph do not exceed the sum of $100,000.00, and (y) such claims, fees and expenses have not been paid by Debtor or its bankruptcy estate at Closing or prior thereto.

     3. Proposed Form of Agreement. Purchaser and Debtor will promptly begin negotiating to reach a definitive asset purchase agreement (the "Definitive Agreement") containing customary terms and conditions. Debtor and Purchaser will negotiate in good faith and use all reasonable commercial efforts to negotiate a mutually acceptable Definitive Agreement for approval, execution and delivery on or before termination of this letter. A copy of this letter will be attached to Debtor's Motion to Sell Assets pursuant to section 363 of the Bankruptcy Code (the "Section 363 Motion").

     4.   Conditions to Proposed Transaction. This letter and the
Definitive Agreement, if successfully negotiated, would provide that the proposed transaction would be subject to certain conditions, including the following:

          (a) the entry by the Bankruptcy Court of a final, nonappealable order approving this transaction, including, but not limited to, the approval of the sale of the Assets to Purchaser free and clear of all liens, claims and/or encumbrances pursuant to section 363 of the Bankruptcy Code in a form satisfactory to Purchaser and Purchaser's counsel on or before May 31, 2001;

          (b) the consent by the MD Parties to the receipt of $1,650,000.00 in full and final satisfaction of any and all liens, claims and/or encumbrances of any MD Party by and against the Assets, Debtor or Debtor's bankruptcy estate and/or
     Purchaser;

          (c) the negotiation and ultimate execution of new lease agreements acceptable to Purchaser by and between Purchaser and
     J. B. Hensler, Trustee, et al. Partnership for the three (3) stores currently operated by Debtor and owned by J.B. Hensler, Trustee, et al. Partnership;

          (d) at Purchaser's sole election, either (i) the assumption by the Debtor pursuant to section 365 of the Bankruptcy Code of that certain lease by and between Debtor and Medical Center Clinic of Angleton for Debtor's store located at 13 Hospital Drive,
     Angleton, Texas, and the assignment thereof to Purchaser; or (ii) agreement by and between Purchaser and Medical Center Clinic of Angleton of a new lease for the subject store;

          (e) the absence of any material adverse change in the amount of Debtor's cash on hand and funds in financial institutions as reported in the certain financial statements previously provided by Debtor to Purchaser dated February 28, 2001 (the "Disclosure Date"), except any adjustments described below;

          (f) the absence of any material adverse change in Debtor's business, financial condition, prospects, Assets or operations from the Disclosure Date through the Closing Date;

          (g) pending the occurrence of the Closing Date, Debtor's conduct of its business only in the ordinary course and consistent with past practices;

          (h) pending the occurrence of the Closing Date, Debtor shall not have incurred any liability or obligation, other than those incurred in the ordinary and usual course of business;

          (i) pending the occurrence of the Closing Date, Debtor shall not have increased the annual level of compensation of any employee or granted any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, other than in amounts in keeping with past practices by formulas or otherwise;

          (j) pending the occurrence of the Closing Date, Debtor shall not have entered into any contract, agreement, or other commitment which is material to its business, Assets, properties, or financial position;

         (k) pending the occurrence of the Closing Date, Debtor shall not have made any cash payments or otherwise used its working capital other than in the ordinary course of business and consistent with past practices;

         (l) upon the Closing Date, the aggregate cash balance in the bank account of Debtor or its bankruptcy estate shall not be less than $750,000; or

         (m) Purchaser's lender shall have approved the financing of the Closing Payment, within five (5) business days following
     Purchaser's receipt of Debtor's financial statements for the month ended March 31, 2001.

     5. Application of Cash at Closing. At Closing, Debtor and its bankruptcy estate shall discharge from funds held in Debtor and its bankruptcy estate, (i) up to an aggregate of $100,000 for allowed administrative expense claims, allowed priority claims and scheduled pre-petition unsecured claims; and (ii) any funds remaining after the payment in the preceding clause (i) shall be paid to the MD Parties (the "Debtor MD Payment"); provided that in no event shall the funds remaining in the bankruptcy estate following such payments be less than $25,000; provided further that in no event shall the payment to the MD Parties exceed $1.65 million.

     6. Other Proposed Terms. Purchaser will have the option, but not the obligation, of hiring any of Debtor's employees associated with the Assets. Except to the extent otherwise expressly set forth herein, any employee offered employment by Purchaser shall be considered "newly hired" by Purchaser, and Purchaser will have no liability whatsoever with respect to any matter relating to the employment of such persons by Debtor prior to the Closing Date.
                                3

     7. Costs. Except as expressly agreed upon otherwise, Purchaser and Debtor shall each be responsible for and bear all of its own costs and expenses incurred in connection with the proposed transaction, including expenses of their respective representatives, incurred at any time in connection with pursuing or consummating the proposed transaction, and no other party shall be responsible for any such costs and expenses.

     8. Bankruptcy Court Approval. The approval of the Section 363 Motion with this letter agreement attached thereto by the Bankruptcy Court shall constitute sufficient authority for the parties to enter into a Definitive Agreement consistent herewith. Until such time as the Bankruptcy Court approves this letter by and between Purchaser and Debtor, neither this letter nor any Definitive Agreement shall be binding on the parties hereto.

     9. Termination. Purchaser shall have the absolute right, in its sole discretion, and without any further cost or liability, to terminate this agreement at any time prior to the date of the entry of any order by the Bankruptcy Court approving this agreement or any Definitive Agreement.

     10. No Other Agreements. This letter sets out the parties' understanding as of this date, and there are no other written or oral agreements or understandings among the parties.

     11. Assignment. Neither this letter nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other.

     12. Counterparts. This letter may be executed in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one instrument.

     13. Governing Law. This letter of intent has been executed in and will be governed by the substantive laws of the State of Texas without regard to conflict of law provisions of the State of Texas.

     14. Amendment. This letter of intent may only be amended by a writing executed by all of the parties to this agreement at the time of such amendment.

     15. Construction. This letter has been drafted by all of the parties hereto and should not be construed against any of the parties hereto.

     Please sign and date this letter in the space provided below to confirm the mutual agreements set forth herein and return a signed copy to the undersigned with a copy to Purchaser's counsel, Micheal W. Bishop, Esq. at Arter & Hadden LLP. If an executed copy of this letter is not returned to the undersigned by April 30, 2001, this letter will expire and be of no further force or effect.

                              Yours very truly,



                              /s/  Jim Moncrief
                              ------------------------------

AGREED AND ACCEPTED this
30th day of April 2001:

SELLER:
MEDICINE MAN, INC.

By:  /s/  Robert B. Holley
     -----------------------------------
Name:     Robert B. Holley
Title:    Board Chairman

                           SCHEDULE 1

                             ASSETS


          1. Subject to the provisions of Section 5 of the letter agreement, all cash on hand and all funds of Debtor and its bankruptcy estate in any financial institution as of the Closing Date.

          2. All inventory of Debtor and its bankruptcy estate as of the Closing Date.

          3. All accounts receivable of Debtor and its bankruptcy estate as of the Closing Date.

          4. All other real and/or personal property of Debtor and Debtor's bankruptcy estate, as of the Closing Date, including but not limited to the assets listed on Debtor's amended
"Schedule B (Personal Property)" dated December 13, 2000 and filed in the Bankruptcy Case.

          5. Prior to any hearing in the Bankruptcy Court for approval of this agreement or the Definitive Agreement, Purchaser shall designate any executory contracts and unexpired leases it desires to have assumed by Debtor and assigned to Purchaser pursuant to section 365 of the Bankruptcy Code. To the extent Purchaser designates a specific executory contract and/or unexpired lease to be assumed and assigned, Purchaser will cure any existing defaults and otherwise comply with section 365 of the Bankruptcy Code.

          6. Any and all intellectual property rights of Debtor and Debtor's bankruptcy estate including, but not limited to, any trademarks, patents, or other rights to use the name "Medicine Man, Inc." d/b/a Medicine Man #1, Medicine Man #2, Medicine Man #4, and/or Medicine Man #5.

                           SCHEDULE 2

                       ASSUMED LIABILITIES


          1. The allowed claims of any creditor listed on Debtor's "Schedule D (Creditors Holding Secured Claims)" filed in the Bankruptcy Case on or about December 1, 2000, to the extent (and only to the extent) Purchaser elects to retain the related assets securing such claim.

          2. The allowed claims, excluding any post-petition interest or penalties, of any creditor listed on Debtor's "Schedule E (Creditors Holding Unsecured Priority Claims)" filed on or about December 1, 2000 in the Bankruptcy Case, to the extent such creditor's allowed claim does not exceed the sum of 110% of the amount scheduled by Debtor.

          3. With the exception of the indebtedness scheduled by Debtor on amended "Schedule F (Creditors Holding Unsecured Nonpriority Claims)", to Morris & Dickson Co., Ltd. and various other creditors in an "Unknown" amount, all unsecured nonpriority claims scheduled by Debtor on said amended schedule dated January 16, 2001 and filed in the Bankruptcy Case on or about January 17, 2001, to the extent such creditor's allowed claim does not exceed the sum of 110% of the amount scheduled by Debtor.

          4. All executory contracts and unexpired leases scheduled by Debtor on its amended "Schedule G (Executory Contracts and Unexpired Leases)" dated January 16, 2001 and filed in the Bankruptcy Case on or about January 17, 2001, to the extent (and only to the extent) that Purchaser elects to have such particular executory contract or unexpired lease assumed by Debtor and thereafter assigned to Purchaser pursuant to section 365 of the Bankruptcy Code.

          5. All claims against Debtor incurred in the ordinary course of Debtor's business operations on or after November 1, 2000 and prior to the Closing Date, including but not limited to any and all of such claims owing to Amerisource.